CERTIFICATE OF AMENDMENT
                                      OF
                      AGREEMENT AND DECLARATION OF TRUST
                                      OF
                      INTERNATIONAL CURRENCY PORTFOLIOS



The undersigned certify that:

1. They constitute a majority of the Board of Trustees of INTERNATIONAL CURRENCY PORTFOLIOS, a Massachusetts business trust (the "Trust"):

2. They hereby adopt the following amendments to the Agreements and Declaration of Trust of the Trust (the "Declaration of Trust"):

      A. The title of the Declaration of Trust is hereby amended to read as follows:

                               HUNTINGTON FUNDS
                      Agreement and Declaration of Trust

      B. Article I, Section 1 of the Declaration of Trust is hereby amended to read as follows:

            Section 1.  Name.  The Trust shall be known as HUNTINGTON FUNDS

3. It is the determination of the Trustees that approval of the shareholders of the Trust is not required by the Investment Company Act of 1940, as amended, or other applicable law. This amendment is made pursuant to Article IX, Section 9 of the Declaration of Trust which empowers the Trustees to amend the Declaration of Trust for the purpose of changing the name of the Trust.

      IN WITNESS WHEREOF, the Trustees named below do hereby set their hands as of the 23rd day of October, 1992.


/s/ Donald P. Gould
    Donald P. Gould                           Alan t. Leupp

/s/ James J. Atkinson, Jr.                /s/ Daniel J. Bacastow
    James J. Atkinson, Jr.                    Daniel J. Bacastow

/s/ David P. Kraus
    David P. Kraus                            David K. Eiteman

/s/ Gerald R. Healy
    Gerald R. Healy